                             AMENDMENT NO. 1 TO THE
                      AMENDED AND RESTATED RIGHTS AGREEMENT

     This Amendment to the Amended and Restated Rights Agreement, dated as of May 24, 1999, is made by and between Unilab Corporation, a Delaware corporation (the "Company"), and Chase Mellon Shareholder Services, a New York banking corporation (the "Rights Agent"), and amends the Amended and Restated Rights Agreement, dated as of March 15, 1996, between the Company and the Rights Agent (the "Amended and Restated Rights Agreement").

                                    RECITALS

     WHEREAS, the Company intends to enter into an Agreement and Plan of Merger, dated as of May 24, 1999 (the "Merger Agreement"), with UC Acquisition Sub, Inc. ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of Kelso Investment Associates VI L.P. and KEP VI LLC, pursuant to which Merger Sub will merge (the "Merger") with and into the Company, the Board of Directors of the Company having approved the Merger Agreement and Merger; and

     WHEREAS, pursuant to Section 27 of the Amended and Restated Rights Agreement, the Board Directors of the Company has determined that an amendment to the Amended and Restated Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing; and

     NOW, THEREFORE, the Company and the Rights Agent agree as follows:

     1. Amendment to Definition of "Acquiring Person". The parties hereby agree to amend the definition of "Acquiring Person" in Section 1(a) of the Amended and Restated Rights Agreement to add the following sentence to the end of the current definition:

     "Notwithstanding the foregoing, Kelso Investment Associates VI L.P., a Delaware limited partnership, KEP VI LLC, a Delaware limited liability company, Kelso & Co., L.P., a Delaware limited partnership, UC Acquisition Sub, Inc. ("Merger Sub"), a Delaware corporation, any stockholder of Merger Sub and Affiliates and Associates of any of the foregoing shall not be deemed, individually or collectively, to be an Acquiring Person by virtue of the execution, delivery and performance of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 24, 1999, between the Company and Merger Sub or any of the transactions contemplated thereby, including consummation of the Merger."

     2. Amendment to Definition of "Distribution Date". The parties hereby agree to amend the definition of "Distribution Date" in Section 1(k) of the Amended and Restated Rights Agreement to add the following sentence to the end of the current definition:

     "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of (i) the execution of the Merger Agreement, (ii) the announcement of the Merger or any of the other transactions contemplated in the Merger Agreement or (iii) the consummation of the Merger."



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     3. Amendment to Definition of "Final Expiration Date". The parties hereby agree to amend, and restate in its entirety, the definition of "Final Expiration Date" in Section 1(o) of the Amended and Restated Rights Agreement as follows:

     "(o) "Final Expiration Date" shall mean the earlier of (i) Close of Business on March 16, 2004 and (ii) the time immediately prior to filing of a Certificate of Merger with the Secretary of State of the State of Delaware, pursuant to the Merger Agreement."

     4. Amendment to Definition of "Stock Acquisition Date". The parties hereby agree to amend the definition of "Stock Acquisition Date" in Section 1(v) of the Amended and Restated Rights Agreement to add the following sentence to the end of the current definition:

     "Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred as the result of (i) the execution of the Merger Agreement, (ii) the announcement of the Merger or any of the other transactions contemplated in the Merger Agreement or (iii) the consummation of the Merger."

     5. Amendment of Section 30. The parties hereby agree to amend Section 30 of the Amended and Restated Rights Agreement to add the following sentence at the end thereof:

     "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the execution of the Merger Agreement, (ii) the announcement of the Merger or any of the other transactions contemplated in the Merger Agreement or (iii) the consummation of the Merger."

     6. Miscellaneous.

     (a) Except as otherwise expressly provided, or unless the context otherwise requires, all capitalized terms used herein have the meanings assigned to them in the Amended and Restated Rights Agreement.

     (b) Each party hereto waives any requirement under the Amended and Restated Rights Agreement that any additional notice be provided to it pertaining to the matters covered by this Amendment.

     (c) This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one end and the same document.

     (d) Except as expressly provided herein, the Amended and Restated Rights Agreement is not being amended, modified or supplemented in any respect, and it remains in full force and effect.

     (e) This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

     (f) This Amendment shall be deemed effective as of the date first written above, as if executed on such date.



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     IN WITNESS WHEREOF, the parties have caused this Amendment to Amended and
Restated Rights Agreement to be duly executed as of the day and year first written above.

Attest:                                      Unilab Corporation



By: /s/ Mark Bibi                            By: /s/ David Weavil
    -------------------------------              -------------------------------
    Name:  Mark Bibi                             Name:  David Weavil
    Title: Secretary                             Title: Chief Executive Officer


Attest:                                      CHASE MELLON SHAREHOLDER SERVICES



By: /s/ Selwyn Crawford                      By: /s/ Joan Crawford
    -------------------------------              -------------------------------
    Name:  Selwyn Crawford                       Name:  Joan Crawford
    Title: Relationship Manager                  Title: Relationship Manager



/s/ Reese Heitner
-----------------------------------
Reese Heitner
Notary Public, State of New York
No. 01HE5031478
Qualified in New York County
Commission Expires Aug. 1, 2000